Exhibit 7.5

Execution Version

ASSIGNMENT AND ASSUMPTION AGREEMENT AND JOINDER

THIS ASSIGNMENT AND ASSUMPTION AGREEMENT AND JOINDER (this “Agreement”) is dated effective as of January 20, 2016 (the “Effective Date”) by and between HNA Tourism Holding (Group) Co., Ltd., a company organized under the laws of the People’s Republic of China (“HNA”) and BHR Winwood Investment Management Limited, a company organized under the laws of Hong Kong (“BHR”, and collectively with HNA, the “Parties”).

Recitals

A.	HNA and Tuniu Corporation, a company incorporated in the Cayman Islands (“Tuniu”) entered into a Subscription Agreement (the “Subscription Agreement”) and an Investor Rights Agreement (“IRA”) each dated as of November 20, 2015, and as amended on December 31, 2015, pursuant to which Tuniu has agreed to issue and sell to HNA, and HNA has agreed to purchase from Tuniu, certain Class A ordinary shares in a private placement and HNA has been provided certain rights as an investor in connection with the purchase of such shares; and

B.	HNA desires to assign to BHR which is an Affiliate (as defined in the Subscription Agreement) of HNA, and BHR desires to assume, all of the rights, remedies, duties, obligations, terms, provisions and covenants of HNA under the Subscription Agreement and the IRA.

NOW, THEREFORE, intending to be legally bound and in consideration of the mutual provisions set forth in this Agreement and in the Subscription Agreement and the IRA, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

Section 1—Assignment and Assumption of the Subscription Agreement and the IRA.

In accordance with Section 5.5 of the Subscription Agreement and Section 5.01 of the IRA, HNA hereby assigns (collectively, the “Assignment”) to BHR all of HNA’s rights and remedies under the Subscription Agreement and the IRA. BHR hereby accepts the Assignment and assumes and agrees to observe and perform all of the duties, obligations, terms, provisions and covenants of HNA under the Subscription Agreement and the IRA. HNA and BHR recognize that the Assignment shall not relieve HNA of its obligations under the Subscription Agreement and the IRA if BHR does not perform such obligations.

Section 2—Joinder to IRA.

In accordance with Section 5.01 of the IRA, BHR agrees that, with effect from the Effective Date, BHR will become a party to the IRA in the place of HNA and will be entitled to exercise all rights and remedies, and will be fully bound by and subject to all of the covenants, terms and conditions of the IRA, in each case with the same force and effect as if BHR was an original party thereto.

Execution Version

Section 3—Notice.

All notices, requests, demands, and other communications under this Agreement shall be in writing and shall be deemed to have been duly given on the date of actual delivery if delivered personally to the Party to whom notice is to be given, on the date sent if sent by telecopier, tested telex or prepaid telegram, or on the second business day following delivery to Federal Express, UPS or another comparable global courier delivery service, properly addressed, as follows:

If to HNA, at:	9/F, Tower B, Hainan Aviation Building B-2, East 3rd Ring Road North Road Chaoyang District, Beijing, China Tel: 010-60195365

If to BHR, at:	Unit 3101, 31/F, Tower 2, China Central Place 79 Jianguo Road, Chaoyang District Beijing 100025, China Tel: 010-59695858

Any Party may change its address for purposes of this Section 3 by giving the other Party hereto written notice of the new address in the manner set forth above.

Section 4—Counterparts.

This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned each have caused this Assignment and Assumption Agreement and Joinder to be executed as of the Effective Date.

HNA TOURISM HOLDING (GROUP) CO., LTD.

By:	/s/ Tie Li
Name:	Tie Li
Title:	Vice Chairman & CEO

BHR WINWOOD INVESTMENT MANAGEMENT LIMITED

By:	/s/ Xiangsheng Li
Name:	Xiangsheng Li
Title:	Director

Signature Page to Assignment and Joinder

Acknowledged and Agreed:

TUNIU CORPORATION

By:	/s/ Dunde Yu
Name:	Dunde Yu
Title:	Director & CEO

Signature Page to Assignment and Joinder